                                                                  EXHIBIT 10.23

NOTE: Portions of this exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities Exchange Commission. Such portions have been redacted and are marked with "[*]" in place of the redacted language.



                                   EXHIBIT A

                                  OEM CONTRACT

                                    BETWEEN

                            LUCENT TECHNOLOGIES INC.

                                      AND

                             DIGITAL LIGHTWAVE INC.


This AGREEMENT signed this 24th day of May 1999, by and between Lucent Technologies Inc., a Delaware corporation, having an office at 101 Crawfords Corner Road, Holmdel, NJ 07733 ("COMPANY") and Digital Lightwave Inc., a Florida corporation, with offices located at 15550 Lightwave Drive, Clearwater, FL 33760.

WHEREAS, COMPANY agrees to purchase and SUPPLIER agrees to sell in accordance with the terms and conditions stated in Sections I and II of this Agreement and any attachments to this Agreement, and

WHEREAS, COMPANY wishes to purchase products of SUPPLIER's design and manufacture for resale to COMPANY's customers, and

WHEREAS, SUPPLIER desires to sell such materials to COMPANY for resale to COMPANY's customers,

THEREFORE, the parties agree as follows:

CONTROLLED INTRODUCTION UNITS - "CONTROLLED INTRODUCTION UNITS" as used in this Agreement shall mean [*] production units of PRODUCT which include [*] that are certified by SUPPLIER as being fully functional and suitable for sale to an end-user customer for evaluation and deployment.

PRODUCT - "PRODUCT" as used in this Agreement shall mean SUPPLIER's products as listed in Attachment A which includes training documents and materials. Such product is hereby offered for sale by SUPPLIER and may be purchased by COMPANY in accordance with the terms, conditions and specifications stated in this Agreement. This Agreement is a non-commitment agreement and material shall be furnished by SUPPLIER on an as-ordered basis. "Specification(s)" as used in this Agreement shall mean all of the specifications made part of this Agreement.



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PROTOTYPE - "PROTOTYPE" as used in this Agreement shall mean any sample or samples of PRODUCT, which includes [*] and is certified by SUPPLIER as being fully functional and suitable for lab evaluation.

EFFECTIVE PERIOD OF AGREEMENT - The term of this Agreement shall commence upon delivery of CONTROLLED INTRODUCTION UNITS, [*] in Attachment B, and shall, except as otherwise provided in this Agreement, continue in effect thereafter for a period of [*].

CONTINUING AVAILABILITY - SUPPLIER agrees to offer for sale to COMPANY, during the term of this Agreement and for at least [*] after the expiration of this Agreement, PRODUCT conforming to Attachment C. SUPPLIER further agrees to offer for sale to COMPANY, during the term of this Agreement and until [*] after the expiration of this Agreement, maintenance, replacement, and repair parts ("Parts") which are functionally equivalent and identical in form and fit for the PRODUCT covered by this Agreement. The price for the PRODUCT and Parts shall be the price set forth in SUPPLIER's then current agreement with COMPANY for said PRODUCT or Parts or, if no such agreement exists, at a price agreed upon by COMPANY and SUPPLIER. If the parties fail to agree on a price, the price shall be a reasonably competitive price for said PRODUCT or Parts at the time for delivery. The PRODUCT and parts shall be warranted as set forth in the WARRANTY clause of this Agreement.

In the event SUPPLIER fails to supply such PRODUCT or parts and SUPPLIER is unable to obtain another source of supply for COMPANY, then such failure or inability shall be considered noncompliance with this clause and SUPPLIER shall, without obligation of or charge to COMPANY, provide COMPANY with [*]

In addition, in the event SUPPLIER does not satisfy COMPANY's requirements for future product extension or feature enhancements, SUPPLIER shall [*] so that COMPANY can manufacture, have manufactured or obtain such extended or enhanced products, subject to the negotiation of reasonable terms and conditions compensating SUPPLIER for such information, which SUPPLIER and COMPANY agree to negotiate in good faith.

DISTRIBUTION RIGHTS-[*]

FOB - The PRODUCT shall be shipped FOB Boston, MA.

FREIGHT CLASSIFICATION - PRODUCT purchased under this Agreement shall be shipped to COMPANY or COMPANY's customers subject to freight charges appropriate for goods classified as Electrical Condensers or Parts Not Otherwise Indexed NOI.

INSIGNIA-Upon COMPANY's written request, "Insignia", including certain trademarks, trade names, insignia, symbols, decorative designs or packaging designs of COMPANY, or evidences of COMPANY's inspection will be properly affixed by SUPPLIER to the product furnished or its packaging. Such Insignia will not be affixed, used or otherwise displayed on the product furnished or in connection therewith without written approval by COMPANY. The manner in



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

which such Insignia will be affixed must be approved in writing by COMPANY in accordance with standards established by COMPANY. COMPANY shall retain all right, title and interest in any and all packaging designs, finished artwork and separations furnished to SUPPLIER. This clause does not reduce or modify SUPPLIER's obligations under the IDENTIFICATION and USE OF INFORMATION clauses.

INSPECTION - Source Inspection is required and SUPPLIER shall notify the COMPANY when PRODUCT is ready for inspection. Arrangements will be made by COMPANY for inspection of PRODUCT prior to shipment. SUPPLIER shall provide, without charge, any production testing facilities and personnel required to inspect the PRODUCT to determine that the PRODUCT meets the requirements of the specifications. COMPANY shall have the right to review the test setups test procedures, and test data used by SUPPLIER in meeting the specifications.

JOINT PRESS RELEASE - In accordance with the schedule outlined in Attachment B, COMPANY agrees to issue a joint press release with SUPPLIER, Milestone #8 of Attachment B, announcing this contract. Both COMPANY and SUPPLIER will approve the content of the joint press release. Nothing in this contract precludes disclosure of this contract or its existence if such disclosure is required to comply with any applicable law or regulation. In this event, SUPPLIER will notify COMPANY of its need to make a disclosure, will only disclose the minimum amount of information required, and will give COMPANY an opportunity to review and make reasonable revisions to the disclosure. SUPPLIER agrees to seek confidential treatment from the SEC or any other regulatory body in the event that such a body requires SUPPLIER to disclose information that is competitively sensitive to COMPANY (including but not limited to pricing and volume) and will give COMPANY an opportunity to participate in seeking confidential treatment.

MARKING-All PRODUCT furnished under this Agreement shall be marked for identification purposes in accordance with the specifications set forth in this Agreement and as follows:
         (a) with SUPPLIER model/serial number; and
         (b) with month and year of manufacture.
         In addition, SUPPLIER shall add any other identification which might be requested by COMPANY such as but not limited to indicia conforming to COMPANY's serialization Plan. Charges, if any, for such additional identification marking shall be as agreed upon by SUPPLIER and COMPANY. This clause does not reduce or modify SUPPLIER's obligations under the IDENTIFICATION clause.

MATERIAL ON CONSIGNMENT - COMPANY and SUPPLIER shall mutually agree to the quantity of each part that will be in the initial inventory. Thereafter, COMPANY shall send to SUPPLIER via facsimile, EDI or electronic mail transmission by Tuesday of each week, a Weekly Demand Summary for each part number.

      (1) Consignment Site - [*]. If this site is not controlled by COMPANY, arrangements for such storage shall be made between COMPANY and the entity which controls this site.



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      (2) Consigned Material Storage - Upon receipt of each shipment of
Consigned Material, COMPANY shall cause it to be placed in storage ("Consigned Material Storage") at the Consignment Site. SUPPLIER may physically inspect Consigned Material in Consigned Material Storage, with proper advance notification, at mutually agreeable times during normal business hours.

      (3) Blanket Consignment Order and [*] Demand Report - A consignment order will cover a [*] period (the "Blanket Consignment Order"). Each [*] COMPANY shall furnish to SUPPLIER a [*] Demand Report which sets forth a [*] rolling forecast, the number of units received the previous [*], the number of units withdrawn by COMPANY the previous [*], and the balance of Consigned Material in Consigned Material Storage. The forecasts are not commitments. COMPANY's commitment is for the number of units withdrawn by COMPANY from Consigned Material Storage plus the authorized stock set forth in the subsection entitled "Authorized Stock", subject to the subsection below entitled "Termination".

      (4) Authorized Stock - SUPPLIER shall review the [*] Demand Report and adjust Consigned Material Storage stocks and SUPPLIER's work in process as set forth herein. SUPPLIER shall manufacture and ship enough material into Consigned Material Storage so that Consigned Material Storage contains the first [*] forecast for such part numbers based on the most current [*] Demand Report.

      (5) Title and Risk of Loss - Upon receipt at the Consignment Site of a particular lot of Consigned Material for Consigned Material Storage risk of loss of such lot shall pass to COMPANY. Upon withdrawal of such lot by COMPANY from Consigned Material Storage, title to such lot shall pass to COMPANY and sale of that lot shall be deemed to occur.

      (6) Withdrawal from Consigned Material Storage - COMPANY may withdraw or cause to be withdrawn Consigned Material from Consigned Material Storage, at any time and from time to time. COMPANY shall keep or cause to be kept records and report to SUPPLIER the quantities withdrawn and the balance of Consigned Material in Consigned Material Storage. SUPPLIER's invoices for the Consigned Material shall be based upon such withdrawal reports. All invoices for material withdrawn from consignment shall be dated as of the first day of the month following withdrawal. SUPPLIER shall regularly replace quantities withdrawn to maintain mutually agreed stock support levels as indicated on the applicable orders.

      (7) Shipping Information - Promptly after each shipment of Consigned Material under this Agreement, SUPPLIER shall furnish to COMPANY and, if COMPANY so requests, to a designated party at the Consignment Site, a written report setting forth at least the following: (a) COMPANY's Order Number; (b) Consignment Destination; (c) Origin Location; (d) Name of Carrier and Truck Number or Railcar Number; (e) Lot Identification Number of each lot; (f) Net weight of each lot; and (g) Description and Quantity of Material in each lot.



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      (8) Personal Property Taxes - SUPPLIER shall be responsible for the reporting and payment of personal property taxes, if any, on such Consigned Material Storage by COMPANY.

      (9) Transportation Loss and Damage or Hidden Manufacturing Defects. As to loss of or damage to Consigned Material which is reasonably apparent upon delivery from a carrier, COMPANY shall cause the following to be done:

      (a) at time of the delivery, mark delivery receipt with appropriate exceptions describing the damage before signing; and

      (b) at the time of delivery, request the carrier to either inspect the loss or damage and forward to SUPPLIER a signed exception report outlining the extent of loss or damage, or issue a written waiver of inspection and forward it to SUPPLIER; and

      (c) within [*] after delivery, inspect the damaged material and notify SUPPLIER whether COMPANY will (i) accept it at a mutually agreed lower price reflecting the transportation damage (if SUPPLIER had the risk of loss) or the manufacturing defect, or (ii) reject it. Rejected lots shall be set aside by COMPANY pending disposition by SUPPLIER as soon as reasonably possible but no later than sixty days following delivery, after which time any such damaged Consigned Material remaining undisposed of shall be deemed to be abandoned and COMPANY may dispose of it as it sees fit without any obligation to SUPPLIER.

As to concealed transportation damage or hidden manufacturing defects in material, if after withdrawal of Consigned Material from Consigned Material Storage, COMPANY discovers concealed transportation damage or defective material, COMPANY shall notify SUPPLIER within five days of such discovery, take reasonable steps to preserve evidence of how such damage occurred and take all actions provided for in subparagraph (c) above. Where Consigned Material Storage is located on premises other than COMPANY premises, COMPANY shall direct the owner of such other premises to comply with the procedure set forth in this clause.

      (10) Termination - COMPANY may at any time, and without cause terminate any or all Blanket Consignment Orders, in whole or in part, upon written notice to SUPPLIER. Upon receipt of such notice, SUPPLIER shall immediately stop work as specified in the notice to SUPPLIER. COMPANY's liability to SUPPLIER with respect to such termination shall be limited to: [*] If requested, SUPPLIER agrees to substantiate the manufacturing costs for work in process and the purchase price of the raw material with proof satisfactory to COMPANY. Upon such termination, the parties shall meet promptly to determine the finished material, work in process and raw material for which COMPANY is responsible as set forth above. SUPPLIER shall ship the finished material (to the extent not already in transit or in Consigned Material Storage) and raw materials to COMPANY pursuant to shipping schedules agreed upon by the parties. As to work in process, SUPPLIER shall, at COMPANY's option, ship it to COMPANY pursuant to shipping schedules agreed upon by the parties or scrap it.



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[*] ORDER AND SHIPMENT REPORTS- SUPPLIER agrees to render [*] order and shipment reports on or before the [*] working day of the succeeding [*] containing the information required on report forms furnished by COMPANY.

NEW AND CHANGED METHODS, PROCESSES, AND EQUIPMENT - SUPPLIER agrees to keep abreast of major developments in SUPPLIER's industry and to promptly advise COMPANY of any developments, which might affect the production of any material under this Agreement.

[*].

NON-EXCLUSIVE MARKET RIGHTS-This Agreement neither grants to SUPPLIER an exclusive right or privilege to sell to COMPANY PRODUCT which COMPANY may require, nor requires the purchase of any PRODUCT or other products from SUPPLIER by COMPANY. Therefore, COMPANY may contract with other manufacturers and SUPPLIERs for the procurement of comparable products. In addition, COMPANY shall, at its sole discretion, decide the extent to which COMPANY will market advertise, promote, support or otherwise assist in further offerings of the PRODUCT. Purchases by COMPANY under this Agreement shall neither restrict the right of COMPANY to cease purchasing nor require COMPANY to continue any level of such purchases.

OPTION TO EXTEND - COMPANY shall have the right to extend the period specified in the clause AGREEMENT EFFECTIVE PERIOD up to [*]by giving SUPPLIER at least [*]prior written notice. Within [*] of the date of COMPANY's notice to extend the period, SUPPLIER shall notify COMPANY in writing whether SUPPLIER proposes to revise the price(s) under this Agreement. If the parties fail to agree on the revised price(s) within [*] after the date of SUPPLIER's notice, COMPANY's notice of extension shall be considered withdrawn and prices for outstanding orders or orders placed during the term of this Agreement shall not be revised.

ORDERING COMPANIES - COMPANY or any affiliated corporation, partnership, or venture, both U.S. and foreign, as may be designated in writing by COMPANY, may order under this Agreement. For the purpose of this Agreement, the term "COMPANY" shall mean the corporation or other entity which enters into or issues a contract or order under this Agreement. An affiliated corporation, partnership, or venture is an entity, a majority of whose voting stock or ownership interest is owned directly or indirectly by COMPANY. Any contract or order issued under this Agreement will be a contractual relationship between the ordering COMPANY and the SUPPLIER and SUPPLIER shall look only to the ordering COMPANY for performance of the ordering COMPANY's obligations under such contract or order.

PACKING, LABELING AND SERIALIZATION- Product purchased, repaired, replaced or refurbished under this Agreement shall be packed, labeled and serialized by SUPPLIER at no additional charge in accordance with specifications to be provided by COMPANY.



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PAYMENT TERMS- [*]from the date of delivery of the PRODUCT to COMPANY or receipt of the applicable invoice by COMPANY, whichever occurs later. Delivery occurs upon transfer of title.

PRICE AND DISCOUNTS-Prices and discounts shall be as shown in Attachment A. Prices and discounts as listed in Attachment A shall remain in effect during the term of this Agreement.

PURCHASE ORDERS-Purchase orders issued under this Agreement shall be sent to the following address:

                           Digital Lightwave
                           15550 Lightwave Drive
                           Clearwater, FL  33760
                           Attention: Eric Mitchell

                  Purchase orders shall specify: (a) description of product, inclusive of any numerical/ alphabetical identification referenced in the price list in this Agreement, (b) delivery date, (c) applicable price, (d) location to which the product is to be shipped and (e) location to which invoices shall be sent for payment.

                  Subsequent to the placement of purchase order(s) under this Agreement, COMPANY shall have the right to reschedule shipment of some or all of the quantity of such purchase order(s) for up to [*]at no charge for a maximum of [*]. Thereafter, COMPANY shall pay SUPPLIER a storage fee to be mutually agreed to by the parties, of such rescheduled PRODUCT for a maximum of [*] additional days.

                  COMPANY may at any time subsequent to the issuance of a purchase order under this Agreement change the purchase order quantity at [*] in accordance with the schedule below:

     Number of Weeks Prior to       Allowable Increase/Allowable Decrease
     Scheduled Shipment Date                 (% of P.O. Quantity)
     ------------------------       -------------------------------------

            [*]

         These intervals are subject to component availability and therefore may change.

         If a purchase order is cancelled by COMPANY pursuant to the above, COMPANY shall have the right to retain or return any or all PRODUCT received by or paid for by COMPANY under such purchase order. Within [*] of SUPPLIER's receipt of returned PRODUCT, SUPPLIER shall reimburse COMPANY for the costs of shipping the PRODUCT returned to SUPPLIER and for any amounts, including shipping costs, previously paid by COMPANY for the PRODUCT. COMPANY shall pay for any



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

         PRODUCT it retains at the prices set forth in Attachment C, less applicable discounts which shall be applied on the basis of the quantity specified in the purchase order.

QUALITY -

A. SUPPLIER shall attain and maintain "acceptable" ratings on all quality system elements noted in the "Quality" section of this contract. Ratings specified in this section are to be verified through a Quality System Audit (QSA) specified by COMPANY, and periodically performed by COMPANY. COMPANY to provide due notice to SUPPLIER prior to noted QSA activity.

B. All manufacturing and design operations that contribute to the design, development, production, and service of PRODUCT performed by SUPPLIER shall be ISO 9001 certified by May 1, 1999.

C. SUPPLIER shall establish an end of the line Quality Assurance product audit on PRODUCT prior to first shipment of PRODUCT to COMPANY's customer. The focus of this audit shall be to replicate the user application of PRODUCT as specified to customer. COMPANY to provide equipment and or facility to enable SUPPLIER such testing of PRODUCT. Test and examination of PRODUCT under the quality audit shall be at a system level, and shall include but is not limited to:

                  a) Exercising said PRODUCT over the full spectrum of temperature ranges over which PRODUCT is designed to operate.

                  b) Full operation of PRODUCT over a period of time not less than 72 hours.

                  c) A system for continuous monitoring of all primary and ancillary product functions and fault detection of the PRODUCT while under this test.

         SUPPLIER also agrees to continuously review customer return (defect) data to insure that the scope of the Quality Assurance audit function includes the requirement(s)/condition(s) under which the return failed.


D. SUPPLIER shall establish a program of tracking return rates. PRODUCT that has been in operation for any period of time up to, and including [*] shall be considered part of this tracking program. For the purpose of this article, the term "circuit packs" shall be used to define the lowest replaceable unit of PRODUCT supplied to COMPANY.

         For the purpose of calculating the return rate, the following

[*]



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         All returns will be included in the calculation of the return rate including, but not limited to, failures, no trouble founds, and recalls. Returned circuit packs found to be damaged through transport or misuse shall not be included in the calculation.

         A Quarterly Return Rate (QRR) is to be calculated using the following:

              [*]

         This calculation shall be made on a quarterly basis for product installed under this contract.

         The SUPPLIER agrees to update and report QRR's on a quarterly basis to COMPANY, and to comply with the Annual Return Rate (ARR) requirement in accordance with the following schedule:

               Installed Year        ARR Requirement         Measurement Due

[*]
[*]
E. SUPPLIER shall maintain a system for tracking and analysis of all defective PRODUCT returned, as well as any PRODUCT failures which occur through the COMPANY's end of the line quality assurance audit. For all PRODUCT in the above two categories, SUPPLIER agrees to perform a failure mode analysis, which at a minimum will be down to the component level. Component level failure modes will be recorded, and failed components found defective will be accumulated for the purpose of determining repetitive occurrences.

         PRODUCT shall be considered defective if, under proper use, it fails to meet the specifications of this Agreement (including performance, appearance specifications, and warranty requirements), or if during customer testing, installation, or use, the PRODUCT fails to operate as specified.

         If the return rate is in excess of [*] of the return rate specified in paragraph D of this clause, or repetitive occurrences are observed with regard to component level failures then the SUPPLIER shall provide a written Correction Action Report to the COMPANY, explaining in detail the nature of the problem detected, and the step(s) SUPPLIER proposes to correct the problem. As part of the plan to correct the problem, it is agreed that the SUPPLIER shall:

         a)       Incorporate the remedy in affected PRODUCT.

         b) Ship all subsequent PRODUCT incorporating the required modification correcting the problem at no additional charge to COMPANY; and



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         c)       Repair and/or replace previously shipped PRODUCT that may
                  contain the same problem trend. SUPPLIER shall bear risk of in transit loss and damage for such repaired and/or replaced PRODUCT.

                           SUPPLIER and COMPANY shall mutually agree in writing
                  as to the implementation schedule of the corrective action plan. SUPPLIER agrees to use its best efforts to implement the plan in accordance with the agreed upon schedule. It is also agreed that the COMPANY shall be entitled to postpone at no charge to COMPANY, further deliveries of orders until such time as the remedy is implemented consistent with this Article.

F. In the event that the SUPPLIER 1) exceeds the customer return rate established in paragraph D of this clause by more than [*] during any period of [*] months or more, then COMPANY may 1a) develop and implement such remedy for already purchased PRODUCT defined under the Corrective Action Plan, the cost of which will be borne by the SUPPLIER; and/or 2a) cancel or postpone other orders and/or terminate this Agreement subject to the provisions of this Agreement. SUPPLIER reserves the right, as a substitution for 1a) to 2a) above, to instruct COMPANY to return all PRODUCT that is affected by the problem for full refund, payable by SUPPLIER to COMPANY within thirty (30) days after receipt of returned PRODUCT (with risk of loss or in-transit damage to be borne by SUPPLIER).

         In the event that SUPPLIER fails to complete and issue Corrective Action Reports as required in paragraph E of this clause, COMPANY may put SUPPLIER on notice that continued non-compliance for more than 30 days could result in cancellation or postponement of orders shown in the clause entitled TERMINATION OF PURCHASE ORDER of this Section II.

G. As part of a program of continuous improvement, SUPPLIER agrees to establish annually, improvement goals for a series of key quality objectives. These goals should include, but are not limited to a) customer return rates as specified in paragraph D of this clause, b) Quality Assurance product quality audit defect rates c) final system test yields. SUPPLIER agrees to track these goals on a monthly basis, and to commit the resources necessary for the attainment of these goals.

H. SUPPLIER commits to provide to COMPANY on a regular basis, quality performance data in a format which may be specified by COMPANY. This data shall include, but is not limited to quality assurance results, and process monitoring and test results.

I. SUPPLIER shall commit to implement and maintain a program pertaining to Electro-static Discharge (ESD) control. This program should include provisions for the definition of all policies and procedures associated with ESD control, the classification of work area, and a program for auditing for compliance assessment.



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REJECTIONS-If COMPANY rejects any or all of the PRODUCT, COMPANY may, in addition to all its other rights and remedies at law or equity, exercise one or more of the following remedies: (1) return rejected PRODUCT for full credit at the price charged plus transportation charges from SUPPLIER's plant and return; or (2) accept a conforming part of any shipment; or (3) consider this Agreement breached to the extent of the quantity rejected; or (4) have rejected PRODUCT replaced by SUPPLIER at the purchase price stipulated in this Agreement.

REPAIR PROCEDURES-COMPANY shall furnish the following information with PRODUCT returned to SUPPLIER for repair: (a) COMPANY's name and complete address; (b) name(s) and telephone numbers(s) of COMPANY's employee(s) to contact in case of questions about the PRODUCT to be repaired; (c) ship-to address for return of repaired PRODUCT if different than (a); (d) a complete list of PRODUCT returned; (e) the nature of the defect or failure if known; and (f) whether or not returned PRODUCT is in warranty. SUPPLIER shall, within ten (10) days of the execution of this Agreement, provide a written notice to COMPANY specifying
(i) the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning repair, and (ii) if required, any special packing of PRODUCT which might be necessary to provide adequate in-transit protection from transportation damage.

         PRODUCT repaired by SUPPLIER shall have the repair completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the PRODUCT and the repaired PRODUCT shall be returned with a tag or other papers describing the repairs which have been made.

         All invoices originated by SUPPLIER for repair services must be clearly identified as such, and must contain: (1) a reference to COMPANY's purchase order for these repair services, (2) a detailed description of repairs made by SUPPLIER and the need therefor, and (3) an itemized listing of parts and labor charges, if any. Replaced parts will, upon request, be available for inspection by or returned to COMPANY. Further, the provisions of the INVOICING and SHIPPING clauses, other than provisions relating to transportation charges with respect to PRODUCT repaired under warranty, shall apply to SUPPLIER's return to COMPANY of repaired PRODUCT.

REPAIRS NOT COVERED UNDER WARRANTY-In addition to repairs provided for in the WARRANTY clause, SUPPLIER shall provide repair service on all PRODUCT ordered under this Agreement during the term of this Agreement and until [*] after the expiration of this Agreement. Product to be repaired under this clause will be returned to a location designated by SUPPLIER, and unless otherwise agreed upon by SUPPLIER and COMPANY, SUPPLIER shall ship the repaired PRODUCT which meets the specifications set forth in the SPECIFICATIONS OR DRAWINGS clause and all other specifications within thirty (30) days of receipt of the defective or non-conforming PRODUCT. With the concurrence and scheduling of COMPANY, repair may be made by SUPPLIER on site.

         If PRODUCT is returned to SUPPLIER for repair as provided for in this clause and is determined to be beyond repair, SUPPLIER shall so notify COMPANY. If requested by COMPANY, SUPPLIER will sell to COMPANY a replacement at the price set forth in


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SUPPLIER's then current agreement with COMPANY for said PRODUCT or, if no such agreement exists, at a price agreed upon by SUPPLIER and COMPANY. If the parties fail to agree on a price, the price shall be a reasonably competitive price for such PRODUCT at the time for delivery. Further, if requested by COMPANY, SUPPLIER shall take the necessary steps to dispose of the unrepairable PRODUCT and pay to COMPANY the salvage value, if any.

         Replacement and repaired PRODUCT shall be warranted as set forth in the WARRANTY clause.

         This Agreement does not grant SUPPLIER an exclusive privilege to repair any or all of the PRODUCT purchased under this Agreement for which COMPANY may require repair; and COMPANY may perform the repairs or contract with others for these services. In addition, SUPPLIER authorizes COMPANY and any qualified repairer with whom COMPANY may contract to perform repairs on all PRODUCT purchased under this Agreement.

         All transportation costs of and in transit risk of loss and damage to PRODUCT returned to SUPPLIER for repair under this clause will be borne by COMPANY and all transportation costs of and in transit risk of loss and damage to such repaired or replacement PRODUCT returned to COMPANY will be borne by COMPANY.

         Price schedules for repairs under this clause are listed in Attachment
C.

SHIPPING INTERVAL- The delivery schedule applicable to each purchase order is shown in Attachment A.

In the event that SUPPLIER exceeds the above maximum interval, then in addition to all other rights and remedies at law or equity or otherwise, and without any liability or obligation of COMPANY, COMPANY shall have the right to: (a) cancel such purchase order, or (b) extend such delivery date to a later date, subject, however, to the right to cancel as in (a) preceding if delivery is not made or performance is not completed on or before such extended delivery date. If COMPANY elects to extend such delivery date, SUPPLIER agrees to absorb the difference between the charges to ship normal transportation and the charges to ship premium overnight.

         If a purchase order is canceled by COMPANY pursuant to the above, COMPANY shall have the right to retain or return any or all PRODUCT received by or paid for by COMPANY under such purchase order. Within [*] of SUPPLIER's receipt of returned PRODUCT, SUPPLIER shall reimburse COMPANY for the costs of shipping the PRODUCT returned to SUPPLIER and for any amounts, including shipping costs, previously paid by COMPANY for the PRODUCT. COMPANY shall pay for any PRODUCT if retains at the prices set forth in Attachment C, less applicable discounts which shall be applied on the basis of the quantity specified in the purchase order.

         If, during the course of this Agreement, SUPPLIER determines that SUPPLIER will no longer be able to ship within the above interval, SUPPLIER shall immediately notify COMPANY's buyer to that effect. SUPPLIER shall also notify COMPANY's buyer, as soon as it becomes apparent, if SUPPLIER is unable to meet the delivery date for an order. However, nothing contained in this paragraph shall waive COMPANY's rights as set forth above in this clause.



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                                 Page 12 of 15

SPECIFICATIONS OR DRAWINGS - Final product documentation shall be attached and made a part of this Agreement as Attachment C.

In accordance with the notification requirements outlined in the clause NOTICES, SUPPLIER shall provide COMPANY with at least thirty (30) days prior written notice of any change proposed to be made by SUPPLIER in the PRODUCT furnished pursuant to Attachment C of this Agreement.

If COMPANY, in its sole discretion, does not agree to the change proposed by SUPPLIER, then in addition to all other rights and remedies at law or equity or otherwise, and without any cost to or liability or obligation of COMPANY, COMPANY shall have the right to terminate this Agreement and to terminate any or all purchase orders for PRODUCT affected by such change. SUPPLIER shall continue to supply PRODUCT to COMPANY pursuant to the specification for the term of the Agreement. If SUPPLIER is unable to continue to thus supply or discontinues manufacture of PRODUCT, COMPANY shall be entitled to one year's advance notice, plus a manufacturing license and appropriate specifications and drawings to enable COMPANY to manufacture or have manufactured the PRODUCT.

TECHNICAL SUPPORT-COMPANY shall be entitled to ongoing technical support during the term of this Agreement and for a period of [*] after termination or expiration including field service and assistance, provided, however, that the availability or performance of this technical support service shall not be construed as altering or affecting SUPPLIER's obligations as set forth in the WARRANTY clause or elsewhere provided for in this Agreement. COMPANY shall provide direct technical support to its customers and SUPPLIER shall provide technical support to COMPANY.
         [*]
TERMINATION- COMPANY may at any time terminate the work related to this Agreement, in whole or in part, upon written notice to SUPPLIER. Unless otherwise specified in this Agreement, COMPANY may at any time terminate any portion or the total quantity of any purchase order(s) placed under this Agreement. COMPANY's liability to SUPPLIER with respect to such termination shall be limited to [*]. However, no such termination charges will be invoiced if, within sixty (60) days of notice of termination, PRODUCT equivalent in kind to that being terminated is ordered by COMPANY. If requested, SUPPLIER shall substantiate such cost and price with proof satisfactory to COMPANY.

TITLE AND RISK OF LOSS-Title and risk of loss and damage to PRODUCT purchased by COMPANY under this Agreement shall vest in COMPANY when the PRODUCT has been delivered at the FOB point. If this Agreement or an order issued pursuant to this Agreement calls for additional services to be performed after delivery, SUPPLIER shall retain title and risk of loss and damage to the PRODUCT until the additional services have been performed. If SUPPLIER is authorized to invoice COMPANY for PRODUCT upon shipment or prior to the performance of additional services, title to PRODUCT shall vest in COMPANY upon payment of the invoice, but risk of loss and damage shall pass to COMPANY when the additional services have been performed.



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                                 Page 13 of 15

WARRANTY - SUPPLIER warrants to COMPANY and its customers that material furnished will be new, merchantable, free from defects in design, material and workmanship and will conform to and perform in accordance with the specifications, drawings and samples. These warranties extend to the future performance of the material and shall continue [*] after the material is accepted by COMPANY. SUPPLIER also warrants to COMPANY and its customers that services will be performed in a first class, workmanlike manner. If material furnished contains manufacturers' warranties, SUPPLIER hereby assigns such warranties to COMPANY and its customers. All warranties shall survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at COMPANY's option, returned for or subject to refund, repaired, replaced or reperformed by SUPPLIER at no cost to COMPANY or its customers. Repaired and replacement material shall be warranted as set forth above in this clause.

DOCUMENTS FORMING THE CONTRACT- This Agreement consists of the following:

         A.       This SECTION I including

               Attachment A (to be incorporated)   Product List and Pricing
               Attachment B                        Milestone Schedule for Delivery of Prototypes
               Attachment C (to be incorporated)   Final Product Specifications

         B. SECTION II -GENERAL PROVISIONS OF THE OEM CONTRACT, consisting of pages 1 through 11.

If anything in SECTION II is inconsistent with SECTION I of this Agreement,
SECTION I shall govern.





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                                 Page 14 of 15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BY:

DIGITAL LIGHTWAVE INC                 LUCENT TECHNOLOGIES INC

BY:  /s/ George J. Matz               BY: /s/ Gus DeCapua
   ------------------------              --------------------------

NAME:    George J. Matz               NAME:   Gus DeCapua
     ----------------------                ------------------------
             (PRINT)                               (PRINT)

TITLE: Senior Vice President          TITLE:  Contracts Manager
       and General Manager                  -----------------------
      ---------------------

DATE:  May 24, 1999                   DATE:   May 24, 1999
     ----------------------                ------------------------

                                   SECTION II
                           GENERAL PROVISIONS OF THE
                                  OEM CONTRACT

ASSIGNMENT-SUPPLIER shall not assign any right or interest under this Agreement (excepting solely for moneys due or to become due) or delegate any obligation under this Agreement without the prior written consent of COMPANY. SUPPLIER shall be responsible to COMPANY for all Work performed by SUPPLIER's subcontractor(s) at any tier.

BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY- Either party may terminate this Agreement by notice in writing:

         1) if the other party makes an assignment for the benefit of creditors (other than solely an assignment of moneys due); or

         2) if the other party evidences an inability to pay debts as they become due, unless adequate assurance of such ability to pay is provided within thirty (30) days of such notice.

If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject the Agreement by such date.

BAR CODE SHIPPING AND RECEIVING LABELS - SUPPLIER shall at its sole expense place COMPANY's specified bar code labels on all shipping packages and containers for the material shipped under this Agreement. Such bar code labels and the placement thereof shall meet the [*] Issue 3 (a copy of which SUPPLIER has in its possession). COMPANY may change such specification upon written notice to SUPPLIER and SUPPLIER shall comply with such changes.
[*]

CLAUSE HEADINGS - The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

CHOICE OF LAW-This Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. SUPPLIER agrees to submit to the jurisdiction of any court wherein an action is commenced against COMPANY based on a claim for which SUPPLIER has agreed to indemnify COMPANY under this Agreement. In all disputes between the parties arising under this Agreement, SUPPLIER agrees to submit to the jurisdiction of the New Jersey state and federal courts.

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                                 Page 1 of 11

COMPLIANCE WITH LAWS-SUPPLIER and all persons furnished by SUPPLIER shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

DEFAULT-If SUPPLIER shall be in breach or default of any of the terms, conditions or covenants of this Agreement or of any purchase order, and if such breach or default shall continue for a period of [*] after the giving of written notice to SUPPLIER thereof by COMPANY, then, in addition to all other rights and remedies which COMPANY may have at law or equity or otherwise, COMPANY shall have the right to cancel this Agreement and/or any purchase orders placed by COMPANY without any charge to or obligation or liability of COMPANY.

ELECTRONIC DATA INTERCHANGE - SUPPLIER agrees, if requested by COMPANY, to implement "Electronic Data Interchange" (EDI) as an electronic means of trading business document with COMPANY. The electronic business documents include purchase orders, acknowledgements, purchase order changes, ship notices, invoices, remittance advice, electronic funds transfer (EFT) or such purchasing communications as may be requested by COMPANY for transactions under this Agreement. SUPPLIER shall, at its sole expense, obtain, make fully operational and maintain all equipment, software and other materials set forth in COMPANY's EDI Planning Guide. SUPPLIER shall also execute an Electronic Purchasing Agreement with COMPANY at the time of COMPANY's request to initiate EDI as described in this clause.

ENTIRE AGREEMENT-This Agreement shall incorporate the typed or written provisions on COMPANY's orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded, except by a writing signed by SUPPLIER and COMPANY. Printed provisions on the reverse side of COMPANY's orders (except as specified otherwise in this Agreement) and all provisions on SUPPLIER's forms shall be deemed deleted. Estimates or forecasts furnished by COMPANY shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written communications and understandings of the parties with respect to the subject matter of this Agreement.

FORCE MAJEURE-Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors. SUPPLIER's liability for loss or damage to COMPANY's PRODUCT in SUPPLIER's possession or control shall not be modified by this clause. When a party's delay or nonperformance continues for a period of at least fifteen (15) days, the other party may terminate, at no charge, this Agreement or an order under the Agreement.

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                                 Page 2 of 11

FUTURE IMPROVEMENTS AND BENEFITS - As SUPPLIER announces improvements, upgrades, field modifications and the like, ("enhancements"), SUPPLIER shall advise COMPANY of their features and advantages. [*]

HEAVY METALS AND/OR CFC IN PACKAGING-SUPPLIER warrants to COMPANY that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to COMPANY under this Agreement and that packaging PRODUCTs were not manufactured using and do not contain chlorofluorocarbons. SUPPLIER further warrants to COMPANY that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to COMPANY under this Agreement does not exceed 100 parts per million. Upon request, SUPPLIER shall provide to COMPANY Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause

IDENTIFICATION-SUPPLIER shall not, without COMPANY's prior written consent, engage in publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of Lucent Technologies or its affiliates. SUPPLIER shall remove or obliterate any Identification prior to any use or disposition of any PRODUCT rejected or not purchased by COMPANY.

IMPLEADER-SUPPLIER shall not implead or bring an action against COMPANY based on any claim by any person for personal injury or death to an employee of COMPANY for which COMPANY has previously paid or is obligated to pay worker's compensation benefits to such employee or claimant and for which such employee or claimant could not otherwise bring legal action against COMPANY.

INDEMNITY-At COMPANY's request, SUPPLIER agrees to indemnify, defend and hold harmless COMPANY, its affiliates, customers, employees, successors and assigns (all referred to as "COMPANY") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the Work or services performed by, or PRODUCT provided by SUPPLIER or persons furnished by SUPPLIER; (2) assertions under Workers' Compensation or similar acts made by persons furnished by SUPPLIER; or (3) any failure of SUPPLIER to perform its obligations under this Agreement.

INFRINGEMENT-SUPPLIER shall indemnify and save harmless COMPANY, its affiliates and their customers, officers, directors, and employees (all referred to in this clause as "COMPANY") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all claims (1) of

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                                 Page 3 of 11
infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from SUPPLIER's adherence to COMPANY's written instructions regarding services or tangible or intangible goods provided by SUPPLIER (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of SUPPLIER's designated origin, design or selection, COMPANY shall indemnify SUPPLIER. COMPANY or SUPPLIER (at COMPANY's request) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

INSURANCE-SUPPLIER shall maintain and cause SUPPLIER's subcontractors to maintain during the term of this Agreement: (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the Work is performed;
(2) employer's liability insurance with limits of at least $500,000 for each occurrence; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability ("CGL") insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to COMPANY (by sale or otherwise) of PRODUCT or construction services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence;(6) Errors and Omissions or Professional Liability insurance in the amount of at least $1,000,000 per claim with an aggregate of at least $3,000,000 inclusive of legal defense costs, to be maintained for a period of at least one (1) year after completion of the Agreement. All CGL and automobile liability insurance shall designate COMPANY Technologies Inc., its affiliates, and its directors, officers and employees (all referred to as "COMPANY") as additional insured. All such insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to COMPANY shall apply on an excess basis. SUPPLIER agrees that SUPPLIER, SUPPLIER's insurer(s) and anyone claiming by, through, under or in SUPPLIER's behalf shall have no claim, right of action or right of subrogation against COMPANY and its customers based on any loss or liability insured against under the foregoing insurance. SUPPLIER and SUPPLIER's subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance, including if specifically requested by COMPANY, endorsements and policies. COMPANY shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy. Insurance companies providing coverage under this Agreement must be rated by A-M Best with at least an A-rating.

INVOICING FOR GOODS-SUPPLIER shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement and order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this

Agreement or order. If prepayment of transportation charges is authorized, SUPPLIER shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

MEDIATION-If a dispute relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation.

NOTICES-Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by SUPPLIER or COMPANY shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

                           COMPANY:
                           Lucent Technologies Inc.
                           101 Crawfords Corner Road, Room 3M-229
                           Holmdel, NJ  07733
                           Attention: Gustin DeCapua
                           Phone: (732) 949-6547
                           Fax: (732) 949-4025
                           Email: gdecapua@COMPANY.com

                           SUPPLIER:
                           Digital Lighwave
                           155550 Lightwave Drive
                           Clearwater, FL  33760
                           Attention: Eric Mitchell
                           Phone: (813) 442-6677
                           Fax: (813) 442-5660
                           Email: emitchell@lightwave.com

Such notice or demand shall be deemed to have been given or made when sent by facsimile, or other communication or when deposited, postage prepaid in the U.S. mail. The above addresses may be changed at any time by giving prior written notice as above provided.

OPERATING SYSTEM SOFTWARE - PRODUCT includes any software (operating program in machine readable form and related documentation) and storage media therefor normally furnished with or embedded in the PRODUCT. Title to the software pre-existing and not created under or in contemplation of this Agreement (referred to in this clause as "Pre-existing software") including copyright, shall remain in SUPPLIER. The party having title to the

PRODUCT shall have title to the software storage media. With respect to Pre-existing software, for the life of the PRODUCT listed in this Agreement, SUPPLIER grants to COMPANY and any subsequent purchaser, lessee or other end user (referred to collectively in this clause as "end user") a non-exclusive license to use said Pre-existing software on the PRODUCT on which it was delivered. COMPANY and any subsequent end user may copy the Pre-existing software for use on such PRODUCT with which it was originally delivered and for archival purposes, but shall not knowingly reproduce the Pre-existing software for distribution to others. COMPANY and any subsequent end user may add to, delete from or modify the Pre-existing software in any manner, but no changes, however extensive, shall alter SUPPLIER's title to the Pre-existing software.

OZONE DEPLETING CHEMICALS-SUPPLIER hereby warrants that it is aware of international agreements and pending legislation in several nations, including the United States, which would limit, ban and/or tax importation of any product containing, or produced using ozone depleting chemicals ("ODCs"), including chloroflurocarbons, halons and certain chlorinated solvents. SUPPLIER hereby warrants that the PRODUCT furnished to COMPANY will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the PRODUCT furnished to COMPANY will be able to be imported and used lawfully (and without additional taxes associated with ODCs not reported to COMPANY by SUPPLIER as set forth in this clause) under all such agreements, legislation and requirements. SUPPLIER also warrants that it is currently reducing, or if SUPPLIER is not the manufacturer of the PRODUCT, is currently causing the manufacturing vendor to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing vendor eliminate the use of ODCs in the manufacture of the PRODUCT.

If the PRODUCT furnished by SUPPLIER under this Agreement is manufactured outside the United States, SUPPLIER shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the PRODUCT furnished under this Agreement, complete, sign and return to COMPANY the attached ODC Content Certification. The ODC Content Certification must be signed by SUPPLIER's facility manager, corporate officer or his delegate.

The term "ODC content" on the ODC Content Certification means the total pounds of ODC used directly in the manufacture of each unit of PRODUCT. This includes all ODCs used in the manufacturing and assembly operations for the PRODUCT plus all ODCs used by SUPPLIER's vendors and any other vendors in producing components or other products incorporated into the PRODUCT sold to COMPANY.

SUPPLIER is responsible to obtain information on the ODC content of all components and other products acquired to manufacture the PRODUCT and to incorporate such information into the total ODC content reported to COMPANY; provided however, that SUPPLIER should not include in the ODC content those components or other products which are manufactured in the United States. SUPPLIER hereby warrants to COMPANY that all information furnished by SUPPLIER on the ODC Content Certification is complete and accurate and that COMPANY may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. SUPPLIER shall defend, indemnify and hold COMPANY harmless of and from any claims, demands, suits, judgments, liabilities, fines, penalties, costs and expenses (including additional ODC taxes as provided for in paragraph one of this clause and reasonable attorney's fees) which COMPANY may incur under any applicable federal, state, or local laws or international agreements, and any and all amendments thereto by reason of COMPANY's use of reliance on the information furnished to COMPANY by SUPPLIER on the ODC Content Certification or by reason of SUPPLIER's breach of this clause. SUPPLIER shall cooperate with COMPANY in responding to any inquiry concerning the use of ODCs to manufacture the PRODUCT or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODCs used to manufacture the PRODUCT or components thereof.

OZONE DEPLETING SUBSTANCES LABELING - SUPPLIER warrants and certifies that all products, including packaging and packaging components, provided to COMPANY under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances."

PAYMENT TERMS-Invoices shall be paid in accordance with the terms in this Agreement, and due dates for payment shall be computed from the date of receipt of invoices by COMPANY.

PRODUCT DOCUMENTATION - SUPPLIER agrees to furnish, at no charge, product documentation, and any succeeding changes thereto, as approved by COMPANY. COMPANY may use, reproduce, reformat, modify and distribute such product documentation.

COMPANY agrees to reproduce SUPPLIER's copyright notice contained in any documentation reproduced without change by COMPANY. For documentation which is reformatted or modified by COMPANY, COMPANY shall have the right to place only COMPANY's own copyright notice on the reformatted or modified documentation. It is the intent of the parties that COMPANY's copyright notice shall be interpreted to protect the underlying copyright rights of SUPPLIER to the documentation to the extent such underlying rights are owned by SUPPLIER. SUPPLIER will correct promptly, by providing replacement or updates, any defects in Documentation which the SUPPLIER becomes aware of and/or about which the COMPANY notifies the SUPPLIER, that may result in a product service loss or could result in a safety hazard.

REGISTRATION AND RADIATION STANDARDS- When PRODUCT furnished under this Agreement is subject to Part 68, Part 15 or any other part of the Federal Communication Commission's Rules and Regulations, as may be amended from time to time (hereinafter "FCC Rules"), SUPPLIER warrants that such PRODUCT complies with the registration , certification, type-acceptance and/or verification standards of the FCC Rules including, but not limited to, all labeling, customer instruction requirements, and the suppression of radiation to specified levels. SUPPLIER shall also establish periodic on-going compliance retesting and follow a Quality Control Program, submitted to COMPANY, to assure that PRODUCT shipped complies with the applicable FCC Rules. SUPPLIER agrees to indemnify and save COMPANY harmless from any liability, claims or demands (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made because of SUPPLIER's noncompliance with the applicable FCC Rules as long as SUPPLIERs maintain design control of PRODUCT. SUPPLIER agrees to defend COMPANY, at COMPANY's request, against such liability, claim or demand.

To the extent that PRODUCT furnished under this Agreement is also subject to FCC Rules governing the use of the PRODUCT as a component in a system as identified in Appendix C, COMPANY shall be responsible for compliance with the applicable FCC Rules governing the system. SUPPLIER shall fully cooperate with COMPANY, by providing technical support and information, and, upon written request from COMPANY, shall modify PRODUCT to enable COMPANY to ensure ongoing compliance with the FCC Rules. COMPANY agrees to pay any increase in SUPPLIER's costs and/or expenses resulting from COMPANY's request to modify PRODUCT to enable COMPANY to comply with the FCC Rules

REPRESENTATIVES
COMPANY's Purchasing Representative under this Agreement shall be Gustin DeCapua and COMPANY's Product Manager under this Agreement shall be John Colton. COMPANY's Technical Representative shall be William J. Gartner or such other person or persons as may be designated by COMPANY's Product Manager.

SUPPLIER's Representative under this Agreement shall be Eric Mitchell.

RIGHT OF ENTRY-Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement including an inspection or a Quality Review, subject to all plant rules and regulations, clearances, security regulations and procedures as applicable. Each party shall provide safe and proper facilities for such purpose.

SERVICES-Visits by SUPPLIER's representatives or its SUPPLIERs' representatives for inspection, adjustment or other similar purposes in connection with PRODUCT purchased under this Agreement shall for all purposes be deemed "Work under this Agreement" and shall be at no charge to COMPANY unless otherwise agreed in writing between the parties.

SHIPPING-SUPPLIER shall: (1) ship the PRODUCT covered by this Agreement or order complete unless instructed otherwise; (2) ship to the destination designated in the Agreement or order; (3) ship according to routing instructions given by COMPANY; (4) place the Agreement and order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and (6) mark the Agreement and order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by COMPANY without a writing. If SUPPLIER does not comply with the terms of the FOB clause of this Agreement or order or with COMPANY's shipping or routing instructions, SUPPLIER authorizes COMPANY to deduct from any invoice of SUPPLIER (or to charge back to SUPPLIER), any increased costs incurred by COMPANY as a result of SUPPLIER's noncompliance.

SOFTWARE LICENSE GRANT- With respect to software pre-existing and not created under or in contemplation of this Agreement, COMPANY shall have a world-wide, non-exclusive, royalty-free, perpetual, transferable license to use, reproduce and sublicense all software furnished to COMPANY by SUPPLIER under this Agreement. COMPANY will not reverse compile or disassemble the software, nor will COMPANY reproduce the software for the purpose of furnishing it to others.

SUPPLIER'S INFORMATION-SUPPLIER shall not provide under, or have provided in contemplation of, this Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disk, semiconductor memory or other information-conveying tangible article, unless SUPPLIER has the right to do so, and, except for information furnished or developed by SUPPLIER hereunder and owned by COMPANY, SUPPLIER shall not view any of the foregoing as confidential or proprietary. If SUPPLIER must furnish any such information to COMPANY with restrictions, it shall only be furnished after negotiation and execution on behalf of COMPANY of a separate written agreement specifically identifying the documents to be furnished and setting forth the COMPANY's rights and obligations with respect thereto. Notwithstanding the above, COMPANY will protect software received from SUPPLIER with the same degree of care that COMPANY uses to protect its own software that it does not wish to become public knowledge.

SURVIVAL OF OBLIGATIONS-The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

TAXES-COMPANY shall reimburse SUPPLIER only for the following tax payments with respect to transactions under this Agreement unless COMPANY advises SUPPLIER that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by COMPANY shall be billed as separate items on SUPPLIER's invoices and shall not be included in SUPPLIER's prices. COMPANY shall have the right to have SUPPLIER contest any such taxes that COMPANY deems improperly levied at COMPANY's expense and subject to COMPANY's direction and control.

TIMELY PERFORMANCE-If SUPPLIER has knowledge that anything prevents or threatens to prevent the timely performance of the Work under this Agreement, SUPPLIER shall immediately notify COMPANY's Representative thereof and include all relevant information concerning the delay or potential delay.

TOOLS AND EQUIPMENT - Unless otherwise specifically provided in the order, SUPPLIER shall provide all labor, tools and equipment (the "tools") for performance under this Agreement. Should SUPPLIER actually use any tools owned or rented by COMPANY, SUPPLIER agrees to indemnify and hold harmless COMPANY from and against any and all losses, damages, claims, demands, suits and liabilities (including reasonable attorneys' fees) of any kind and nature whatsoever (including but not limited to claims resulting from injuries or death to persons or damage to property) in any way arising out of or resulting from SUPPLIER's maintenance, possession, operation, use, storage or movement of the tools or any accident in connection therewith. SUPPLIER further acknowledges that SUPPLIER accepts the tools "where is" and the COMPANY has no responsibility for the condition or state of repair of the tools. SUPPLIER agrees not to remove the tools from COMPANY's premises and to return the tools to COMPANY upon completion of use, or at such earlier time as COMPANY may request, in the same condition as when received by the SUPPLIER, reasonable wear and tear excepted. Such use shall be controlled by the clauses entitled Insurance and Indemnity.

TOXIC SUBSTANCES AND PRODUCT HAZARDS-SUPPLIER hereby warrants to COMPANY that, except as expressly stated elsewhere in this Agreement, all PRODUCT furnished by SUPPLIER as described in this Agreement is safe for its foreseeable use, is not defined as a hazardous or toxic substance or PRODUCT under applicable federal, state or local law, ordinance, rule, regulation or order (hereinafter collectively referred to as "law" or "laws"), and presents no abnormal hazards to persons or the environment. SUPPLIER also warrants that it has no knowledge of any federal, state or local law, that prohibits the disposal of the PRODUCT as normal refuse without special precautions except as expressly stated elsewhere in this Agreement. SUPPLIER also warrants that where required by law, all PRODUCT furnished by SUPPLIER is either on the EPA Chemical Inventory compiled under Section 8 (a) of the Toxic Substance Control Act, or is the subject of an EPA-approved pre manufacture notice under 40 CFR Part 720. SUPPLIER further warrants that all PRODUCT furnished by SUPPLIER complies with all use restrictions, labeling requirements and all other health and safety requirements imposed under federal, state, or local laws. SUPPLIER further warrants that, where required by law, it shall provide to COMPANY, prior to delivery of the PRODUCT, a PRODUCT Safety Data Sheet which complies with the requirements of the Occupational Safety and Health Act of 1970 and all rules and regulations promulgated thereunder.

         SUPPLIER shall defend, indemnify and hold COMPANY harmless for any expenses (including, but not limited to, the cost of substitute PRODUCT, less accumulated depreciation) that COMPANY may incur by reason of the recall or prohibition against continued use or disposal of PRODUCT furnished by SUPPLIER as described in its Agreement whether such recall or prohibition is directed by SUPPLIER or occurs under compulsion of law. COMPANY shall cooperate with SUPPLIER to facilitate and minimize the expense of any recall or prohibition against use or disposal of PRODUCT directed by SUPPLIER or under compulsion of law.

         SUPPLIER further shall defend, indemnify and hold COMPANY harmless of and from any claims, demands, suits, judgments, liabilities, costs and expenses (including reasonable attorney's fees) which COMPANY may incur under any applicable federal, state or local laws, and any and all amendments thereto, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Consumer Product Safety Act of 1972; the Toxic Substance Control Act; Fungicide, Rodenticide Act; the Occupational Safety and Health Act; and the Atomic Energy Act; and any and all amendments to all applicable federal, state, or local laws, by reason of COMPANY's acquisition, use, distribution or disposal of PRODUCT furnished by SUPPLIER under this Agreement.

TRAINING-If requested by COMPANY, SUPPLIER will [*]:

         (a) provide instructors and the necessary instructional PRODUCT of SUPPLIER's standard format to train COMPANY's personnel in the installation, planning and practices, operation, maintenance and repair of PRODUCT furnished under this Agreement. These classes shall be conducted at reasonable intervals at locations agreed upon by SUPPLIER and COMPANY.

         Or, at the option of COMPANY,

         (b) provide to COMPANY training modules or manuals and any necessary assistance, covering those areas of interest outlined in (a) of this clause, sufficient in detail, format and quantity to allow COMPANY to develop and conduct a training program.

USE OF INFORMATION-SUPPLIER shall view as COMPANY's property any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disc, tool, or other tangible information-conveying or performance-aiding article owned or controlled by COMPANY, and provided to, or acquired by, SUPPLIER under or in contemplation of this Agreement (Information). SUPPLIER shall, at no charge to COMPANY, and as COMPANY directs, destroy or surrender to COMPANY promptly at its request any such article or any copy of such Information. SUPPLIER shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to SUPPLIER free of obligation, or made public through no fault imputable to SUPPLIER.

YEAR 2000 WARRANTY - With respect to all PRODUCT, Equipment, Services and Software provided to COMPANY under this Agreement, SUPPLIER warrants to COMPANY and its customers that: (i) the operation of such deliverables on or after January 1, 2000, without limitation as to date, shall in no way be different from their operation prior to that date; and (ii) such deliverables will be able to process, store, record and present data containing dates in the Year 2000, and thereafter without limitation as to date, in the same manner as data containing dates prior to the Year 2000. SUPPLIER further warrants that to the extent its internal systems impact its relationship with COMPANY, such systems also comply with the foregoing warranties. Upon request by COMPANY, SUPPLIER agrees to: (i) provide written certification of the foregoing warranties to COMPANY and its customers; and (ii) allow COMPANY to reasonably verify compliance with these warranties.

*  Confidential treatment requested for redacted portion.

                                  ATTACHMENT B
                    MILESTONE SCHEDULE FOR PRODUCT DELIVERY

[*]













*  Confidential treatment requested for redacted portion.